Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Edison International

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$750,000,000(1)	0.0001476	$110,700	(2)

Fees Previously Paid	—		$110,700

Total Transaction Valuation	$750,000,000

Total Fees Due for Filing			$110,700

Total Fees Previously Paid			$110,700

Total Fee Offsets			—

Net Fee Due			$0.00

(1)

Calculated solely for purposes of determining the amount of the filing fee. This amount is based on the offers to purchase Edison International’s 5.00% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series B and 5.375% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A for a maximum aggregate purchase price in cash of up to $750 million.

(2)

The filing fee of $110,700 was previously paid in connection with the filing of the Tender Offer Statement on Schedule TO (File No. 005-41447) on October 11, 2023 by Edison International. The amount of the filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, by multiplying $750,000,000 by 0.0001476.